SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2013

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 S Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On November 5, 2013, Mission Community Bancorp (the "Company") notified the holders of warrants ("Holders") issued by the Company to purchase shares of its common stock issued in December 2010 (the "Public Warrants") of the entry into an Agreement and Plan of Merger (the "Merger Agreement") with Heritage Oaks Bancorp, a California corporation ("HEOP"), providing for the acquisition by HEOP of the Company pursuant to the merger of the Company with and into HEOP, with HEOP being the surviving corporation (the "Merger").

The Company further notified Holders that if they wished to exercise any Warrants they hold to purchase shares of common stock of the Company, they must do so prior to the effective time of the Merger ("Effective Time"). Any Warrants not exercised prior to the Effective Time will automatically be converted into the right to receive $ 0.92 per Warrant ("Warrant Consideration"). Further, Holders were notified that, at the Effective Time, all unexercised Warrants will become null and void and of no further force and effect, and instead shall only represent the right to receive the Warrant Consideration.

The Public Warrants were issued in connection with a rights offering to the shareholders of the Company to purchase shares of the Company's common stock and in 2012, the expiration date of the Public Warrants was extended from December 17, 2015 to March 21, 2017.

A copy of the form of notice to be sent by the Company to the holders of the Warrants is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Notice to Warrant Holders of Requirement to Exercise Warrants

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2013	MISSION COMMUNITY BANCORP

	By:	/s/ James W. Lokey
James W. Lokey, Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Notice to Warrant Holders of Requirement to Exercise Warrants

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